UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 7, 2017

ONCOSEC MEDICAL INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	000-54318	98-0573252
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5820 Nancy Ridge Drive San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 662-6732

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d) On September 7, 2017, the Board of Directors of OncoSec Medical Incorporated (the ”Company”) appointed Mr. Daniel J. O’Connor, J.D., as a director on the Company’s Board of Directors and as a member of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee of the Company’s Board of Directors, in each case effective as of September 7, 2017. The Company’s Board of Directors has determined that Mr. O’Connor qualifies as independent under applicable rules of the Nasdaq Stock Market.

Mr. O’Connor, J.D., age 52, served in various senior roles for Advaxis, Inc. from August 2013 until his resignation in July 2017, including most recently as President and Chief Executive Officer. At Advaxis, Mr. O’Connor led the company in raising more than $250 million in funding and facilitated the company’s transformation into a patient-focused cancer immunotherapy company. During his tenure at Advaxis, Mr. O’Conner was also instrumental in establishing partnerships with other companies, including Amgen Inc., Merck & Co. and Bristol-Myers Squibb. In addition, under his leadership, Advaxis advanced four new cancer immunotherapy drug candidates into clinical trials, as well as several PD-1 combination clinical studies with Merck’s drug Keytruda® and Bristol-Myers Squibb’s drug Opdivo®. Previously, Mr. O’Connor was Senior Vice President for ImClone Systems, where he supported the clinical development, launch, and commercialization of ImClone’s drug ERBITUX®, and the sale of ImClone to Eli Lilly in 2008. Prior to that, Mr. O’Connor served as General Counsel at PharmaNet (now inVentiv Clinical Health), and was part of the senior leadership team that grew the company from a start-up contract research organization into a leader in clinical research. Mr. O’Connor is a 1995 graduate of the Penn State University’s Dickinson School of Law in Carlisle, Pennsylvania and currently serves as an Entrepreneur Trusted Advisor to its Dean. He graduated from the United States Marines Corps Officer Candidate School in 1988 and was commissioned as an officer in the U.S. Marines, attaining the rank of Captain while serving in Saudi Arabia during Operation Desert Shield. Mr. O’Connor is currently the Vice Chairman of BioNJ and was formerly a New Jersey criminal prosecutor.

Mr. O’Connor’s compensation for his services as a director, including his services on all committees of the Company’s Board of Directors, will consist of annual cash compensation of $50,000. In addition, upon his appointment as a director, Mr. O’Connor was granted a stock option award to purchase up to 100,000 shares of the Company’s common stock, which has an exercise price of $1.08 and vests in equal monthly installments over a 12-month period subject to continued service as a director on each vesting date. Additionally, upon his appointment, the Company entered into an indemnification agreement with Mr. O’Connor in the same form as the indemnification agreements the Company has entered into with its other directors. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company. Other than these arrangements, there are no arrangements or understandings between Mr. O’Connor and any other persons pursuant to which he was selected as a director of the Company. Mr. O’Connor is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 8.01	Other Events.

On September 7, 2017, the Company issued a press release announcing the appointment of Mr. O’Connor as a director of the Company, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOSEC MEDICAL INCORPORATED
Dated: September 11, 2017
	By:	/s/ Punit Dhillon
	Name:	Punit Dhillon
	Title:	President and Chief Executive Officer

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